As filed with the Securities and Exchange Commission on May 17, 2023
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________________

A10 NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-1446869
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2300 Orchard Parkway
San Jose, CA 95131
(408) 325-8668
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

A10 Networks, Inc. 2023 Stock Incentive Plan
(Full title of the plan)

Dhrupad Trivedi
Chief Executive Officer and President
A10 Networks, Inc.
2300 Orchard Parkway
San Jose, California 95131
(408) 325-8668
(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒                        Accelerated filer ☐
Non-accelerated filer ☐                        Smaller reporting company ☐
                                    Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

______________________________

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants as required by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents, filed with the Securities and Exchange Commission (the “Commission”) by A10 Networks, Inc. (the “Company”), are incorporated by reference:

(a)Registrant’s Annual Report on Form 10-K (File No. 001-36343) for the fiscal year ended December 31, 2022.

(b)Registrant’s Current Reports on Form 8-K (File No. 001-36343) filed with the Commission on January 27, 2023, February 7, 2023 February 24, 2023 and April 3, 2023.

(c)Registrant’s Quarterly Report on Form 10-Q (File No. 001-36343) filed with the Commission on May 4, 2023 for the quarterly period ended March 31, 2023.

(d)The description of Registrant’s common stock contained in the Registration Statement on Form 8-A (File No. 001-36343) filed with the SEC on March 11, 2014, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all material incorporated by reference therein and any subsequently filed amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), on or after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities hereby offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VIII of the Company’s Amended and Restated Certificate of Incorporation (Exhibit 3.1 to Form 8-K filed on December 6, 2019) and Article VIII of the Company’s Bylaws (Exhibit 3.2 to Form 8-K filed on December 6, 2019) provide for indemnification of the Company’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law.

The Registrant Company has entered into Indemnification Agreements (Form of Indemnity Agreement filed as Exhibit 10.1 to Form S-1/A filed on March 10, 2014) with its officers and directors that will require the Company to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 7. Exemptions from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Form of A10 Networks, Inc. 2023 Stock Incentive Plan.
5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.
23.1	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in the opinion filed as Exhibit 5.1).
23.2	Consent of Armanino LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on the signature page hereto).
107.1	Filing Fee Table.

Item 9. Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 17th day of May, 2023.

A10 NETWORKS, INC.

Date:	May 17, 2023	By:	/s/ Dhrupad Trivedi
Name: Dhrupad Trivedi
Title: Chief Executive Officer and President (Principal Executive Officer)

The undersigned officers and directors of A10 Networks, Inc. hereby severally constitute and appoint Brian Becker and Scott Weber, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 17th day of May, 2023.

Signature	Title

/s/ Dhrupad Trivedi	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)
Dhrupad Trivedi

/s/ Brian Becker	Chief Financial Officer (Principal Financial and Accounting Officer)
Brian Becker

/s/ Tor R. Braham	Director
Tor R. Braham

/s/ Peter Y. Chung	Director
Peter Y. Chung

/s/ Eric Singer	Director
Eric Singer

/s/ Dana Wolf	Director
Dana Wolf